Exhibit 99.1

HandHeld Entertainment to Acquire eBaum's World, a Premier Online Entertainment Site
Thursday August 2, 7:05 am ET

The ZVUE Network to become one of the world's largest providers of user-generated videos

SAN FRANCISCO--(BUSINESS WIRE)--HandHeld Entertainment, Inc. (NASDAQ: ZVUE), a global digital entertainment company, today announced that it has entered into a definitive agreement to acquire eBaum's World, Inc., one of the Internet's premier online entertainment sites, offering user-generated videos, games, jokes, photos and other content.

Founded in 1998, eBaum's World (www.eBaumsWorld.com) is one of the oldest and most successful user-generated content (UGC) sites in the world, generating approximately $5.2 million in revenue and $1.6 million in net income before income taxes in 2006. During the last 12 months, eBaum's World served more than 2.5 billion unique page views and video streams, with an average time on site per user visit of more than 10 minutes. As a pioneer of viral video, eBaum's World has helped shape the UGC market with its loyal following and growing community, becoming one of the world's largest independent online publishers of humor-related content. The company has relationships with such leading media companies as AOL Video, Facebook, FOX Mobile and others.

"Acquiring eBaum's World demonstrates tremendous progress toward our stated goals of becoming a global leader in digital entertainment, as well as increasing our revenues and helping us become cash flow positive," said Jeff Oscodar, president and CEO of HandHeld Entertainment. "Their content is a perfect fit for the ZVUE network of humor-based Web sites, and we believe that their addition to our network will produce synergies with our other sites individually as well as great scale for our network overall. We also believe the continued growth in UGC sector ad spend and the integration of our growing library of commercial content into eBaumsWorld.com will increase our revenue and user enjoyment. We expect this acquisition to significantly enhance the company's ability to generate meaningful, long-term cash flows."

"Through its agreement to acquire eBaum's World, HandHeld Entertainment has catapulted itself onto the world stage in a big way," said Michael Inouye, research analyst with In-Stat. "HandHeld has instantly become one of the leaders in online video and user-generated content and is now rubbing shoulders with YouTube and the video networks of such companies as Yahoo!, Microsoft, AOL and Google. This truly is a terrain-changing event in the UGC and online video markets."

With this acquisition, the ZVUE Network of Web sites will become one of the world's leading providers of online video entertainment, attracting 14 million to 19 million unique visitors per month(1). Post-acquisition, HandHeld expects to deliver nearly than 3.5 billion page views and video streams through the ZVUE Network annually.

"The opportunity to become part of HandHeld's ZVUE Network is very compelling to me personally because of the complementary organizational fit and similar long-term direction," said Eric Bauman, founder of eBaum's World. "eBaum's World brings with it strong brand recognition, with a loyal user-base that will integrate well with HandHeld's other online assets and help increase traffic across all its sites. There are also several technology-driven synergies that we expect to be able to realize across the different Web sites. I'm very proud to bring eBaum's World into the ZVUE Network and look forward to many years of combined success and believe that we can reach higher goals together than either company could have achieved alone."

Summary of Acquisition Terms

Under the terms of the acquisition, which is expected to close later this year, HandHeld will pay $17.5 million for eBaum's World at closing, including $15.0 million in cash, $5.0 million in common stock, which is subject to a $2.5 million one-year hold-back based on achievement of certain financial targets. In addition, HandHeld may pay earn-outs of up to $32.5 million ($17.5 million in stock and $15.0 million in cash) over three years to the owners of eBaum's World, dependent on the achievement of certain financial and operational milestones of the purchased business.

"Both the initial and earn-out consideration for this acquisition are based on a 6X pro forma EBITDA multiple, which we believe is a strong value relative to current market multiples for comparable companies and is consistent with our commitment to create shareholder value," Oscodar said.

Terms of Financing

HandHeld has entered into an agreement to sell $24.0 million of three-year, 7.5% convertible debentures with a fixed conversion price stock at $1.90 per share subject to adjustment. Of the proceeds, $15.0 million is for the acquisition of eBaum's World and $9.0 million is for future mergers and acquisitions, working capital and fees. Other significant terms of the notes include:

•	3.0 million warrants with an exercise price of $1.90 and 2.7 million warrants with an exercise price of $2.09;

•	Principal and interest on the debentures in either stock or cash, at HandHeld's option; and

•	Customary registration rights and anti-dilution provisions.

Company insiders are expected to provide $1 million of the $24 million financing.

The acquisition and financing are subject to shareholder approval and customary closing conditions, and are expected to close within 75 days.

Conference Call

HandHeld has scheduled a conference call to discuss the acquisition on Thursday, August 2, 2007 at 8:30 a.m. EDT/5:30 a.m. PDT. The live discussion can be accessed by dialing (800) 218-8862. Presentation slides and a Webcast of the call can also be accessed at www.hheld.com or http://w.on24.com/r.htm?e=89493&s=1&k=A56D36A1090103D6981FC23DE90C3DC9 A replay of the conference call will be available after 10:30 p.m. EDT on August 2, 2007 through August 16, 2007 by dialing (800) 405-2236 and entering pass code 11094930#. A replay of the conference call and presentation will also be available at www.hheld.com.

About eBaum's World Inc.

Launched in 1998 and headquartered in Rochester, N.Y., eBaum's World (www.eBaumsWorld.com) is one of the Internet's premier entertainment sites and offers content including videos, games, jokes, photos and more.

About HandHeld Entertainment, Inc.

HandHeld Entertainment (NASDAQ:ZVUE - News) is a global digital entertainment company. Its ZVUE Network of Web sites (Putfile.com(TM), Holylemon.com(TM), UnOriginal.co.uk(TM), YourDailyMedia.com(TM), Dorks.com(TM), FunMansion.com(TM) and ZVUE.com(TM)) now houses more than 850,000 user-generated and commercial videos available for purchase or free viewing, as well as millions of free user-submitted photos and other media, and is expected to deliver nearly one billion page views/video streams in 2007. Its ZVUE(TM) personal media players are mass-market priced and currently available for purchase online and in more than 2,200 Wal-Mart stores throughout the U.S. For more information, visit www.hheld.com.

HandHeld Entertainment, ZVUE Network, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld Entertainment's filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

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